Exhibit 99.1

1515 Wynkoop Street | Suite 200 | Denver | CO | 80202

FOR IMMEDIATE RELEASE

Contact: MDC GROUP
Investor Relations: David Castaneda 262-377-2445	Media Relations: Susan Roush 818-222-8330

RECOVERY ENERGY TO EXPAND DJ BASIN HOLDINGS TO 134,000 NET ACRES

Laramie/Goshen Counties, WY and Weld County, CO Acreage Added in Combined $14.2-Million Acquisitions

FEBRUARY 28, 2011 – Denver, CO – Recovery Energy, Inc. (OTCBB: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, today announces it has executed a purchase and sale agreement with Wapiti Oil & Gas, LLC to acquire oil and gas leases on 8,060 net acres in the Chugwater area of Laramie County, Wyoming for $12.3 million, payable in a combination of cash and stock. The acquisition will increase Recovery Energy’s Chugwater acreage to approximately 14,400 contiguous gross acres, 12,200 net after accounting for a 2,200-net acre effect to its recently announced joint-venture drilling partnership.

The Company also announces that it has closed on the acquisition of its previously disclosed purchase of oil and gas leases from various private individuals for $1.9 million, paid in a combination of cash and stock, on approximately 1,700 leasehold acres in the Grover Field and surrounding area in Weld County, Colorado, and approximately 6,600 net acres in Goshen County, Wyoming.

The combined acquisitions bring Recovery Energy’s DJ Basin holdings to 148,000 gross acres, 134,000 net acres.

“The Wapiti acreage is a meaningful, complementary in-fill acquisition for Recovery Energy. We now hold a contiguous block in excess of 14,000 acres in the Chugwater area, positioned in the middle of recent Niobrara Shale horizontal drilling activity,” said Roger A. Parker, Chairman and CEO of Recovery Energy.

The Wapiti Oil & Gas leasehold is primarily located northwest of the prolific Silo field, in Laramie County, Wyoming. Closing of the transaction is scheduled on or before March 4, 2011. Recovery Energy has filed for four horizontal well drilling permits, and is scheduled to commence its horizontal drilling program targeting the Niobrara oil shale formation on its Chugwater acreage by early second quarter of 2011.

“The acquisition in the Grover Field complements our positions throughout the northern half of the DJ Basin giving us significant exposure in what we believe will be both the matrix porosity and naturally fractured areas of the Niobrara Shale,” said Parker.

Recovery Energy has participated in the drilling of one vertical “J” Sand Well in the Grover Field with a 25% non-operated working interest. The Company anticipates there will be additional wells to be proposed and drilled by the operator this year and has designated a $1.0 million capital reserve to fund drilling activities on the acquired acreage to satisfy the terms of a recently completed $8.0 million convertible debenture financing.

About Recovery Energy, Inc.

Recovery Energy, Inc. (OTCBB: RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 134,000 net acres and management has more than 70 years’ experience. Recovery Energy’s primary focus is on growing revenue, cash-flow and reserves through its conventional drilling program on low-risk, low-cost, in-field targets, as well as through an unconventional drilling program targeting the various prospective oil shale horizons on its land. In addition to being prospective for the Niobrara oil shale formation, the Company’s asset base is comprised of current production and reserves from the “J” sand along with extensive leasehold prospective for other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.